Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

December 9, 2022

by and among

KAIROUS ACQUISITION CORP. LIMITED, a Cayman Islands exempted company,

as Parent,

KAC Merger Sub 1, a Cayman Islands exempted company,

as Purchaser,

KAC Merger Sub 2, a Cayman Islands exempted company,

as Merger Sub,

WELLOUS GROUP LIMITED, a Cayman Islands exempted company,

as the Company, and

the Shareholders and the Principal Owners of WELLOUS GROUP LIMITED

TABLE OF CONTENTS

Page

Article I DEFINITIONS	3

Article II REINCORPORATION MERGER	16

2.1 Reincorporation Merger	16
2.2 Reincorporation Merger Effective Time	16
2.3 Effect of Reincorporation Merger	16
2.4 Charter Documents	16
2.5 Directors and Officers of the Reincorporation Merger Surviving Corporation	16
2.6 Effect on Issued Securities of Parent	17
2.7 Surrender of Parent Ordinary Shares	18
2.8 Lost, Stolen or Destroyed Certificates	18
2.9 Section 368 Reorganization	18
2.10 Taking of Necessary Action; Further Action	19
2.11 Dissenter’s Rights	19

Article III ACQUISITION MERGER	19

3.1 Acquisition Merger	20
3.2 Closing; Effective Time	20
3.3 Board of Directors	20
3.4 Effect of the Acquisition Merger	21
3.5 Charter Documents	21
3.6 Register of Members	21
3.7 Rights Not Transferable	21
3.8 Taking of Necessary Action; Further Action	21
3.9 Section 368 Reorganization	21

Article IV CONSIDERATION	22

4.1 Conversion of Shares	22
4.2 Issuance of Merger Consideration Shares and Earnout Shares	24
4.3 Legend	24
4.4 Withholding	24
4.5 Company Dissenter’s Rights	25
4.6 Closing Cash	25
4.7 Indemnification	26

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SHAREHOLDERS AND THE PRINCIPAL OWNERS	27

5.1 Corporate Existence and Power	27
5.2 Authorization	27
5.3 Governmental Authorization	28
5.4 Non-Contravention	28
5.5 Capitalization	28

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TABLE OF CONTENTS CONTINUED

5.6 Subsidiaries	29
5.7 Organizational Documents	29
5.8 Corporate Records	30
5.9 Assumed Names	30
5.10 Consents	30
5.11 Financial Statements	30
5.12 Books and Records	31
5.13 Absence of Certain Changes	31
5.14 Properties; Title to the Company’s Assets; Customer Products	31
5.15 Litigation	32
5.16 Contracts	32
5.17 Licenses and Permits	34
5.18 Compliance with Laws	34
5.19 Intellectual Property	36
5.20 Distributors	39
5.21 Accounts Receivable and Payable; Loans	40
5.22 Pre-payments	40
5.23 Employees; Employee Benefits	40
5.24 Employment Matters	41
5.25 Withholding	41
5.26 Leased Property	42
5.27 Tax Matters	42
5.28 Environmental Laws	43
5.29 Finders’ Fees	43
5.30 Powers of Attorney and Suretyships	43
5.31 Directors and Officers	43
5.32 International Trade Matters; Anti-Bribery Compliance	44
5.33 Not an Investment Company	44
5.34 Insurance.	44
5.35 Affiliate Transactions	45
5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts	45
5.37 Intentionally Omitted.	45
5.38 Compliance with Specified Food & Drug Laws	46
5.39 Board Approval	46
5.40 The Reorganization	46
5.41 Related Information	46
5.42 No Additional Representations and Warranties	46

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES	47

6.1 Corporate Existence and Power	47
6.2 Corporate Authorization	47
6.3 Governmental Authorization	47
6.4 Non-Contravention	48
6.5 Finders’ Fees	48
6.6 Issuance of Shares	48
6.7 Capitalization	48

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TABLE OF CONTENTS CONTINUED

6.8 Information Supplied	49
6.9 Trust Fund	49
6.10 Listing	50
6.11 Reporting Company	50
6.12 No Market Manipulation	50
6.13 Board Approval	50
6.14 Parent SEC Documents and Financial Statements	51
6.15 Litigation	52
6.16 Compliance with Laws	52
6.17 Anti-Money Laundering Laws	52
6.18 Sanctions Laws	52
6.19 Not an Investment Company	52
6.20 Tax Matters	52

Article VII COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING	53

7.1 Conduct of the Business	53
7.2 Access to Information	56
7.3 Notices of Certain Events	56
7.4 SEC Filings	56
7.5 Financial Information	58
7.6 Trust Account	58
7.7 Directors’ and Officers’ Indemnification and Insurance	58
7.8 Notice of Changes	59

Article VIII COVENANTS OF THE COMPANY	60

8.1 Reporting and Compliance with Laws	60
8.2 Reasonable Best Efforts to Obtain Consents	60
8.3 Lender Consent for Reorganization	60
8.4 Additional Agreements	60

Article IX ADDITIONAL COVENANTS OF ALL PARTIES HERETO	60

9.1 Reasonable Best Efforts; Further Assurances	60
9.2 Tax Matters	60
9.3 Settlement of the Parent Parties’ Transaction Expenses	61
9.4 Compliance with SPAC Agreements	62
9.5 Registration Statement	62
9.6 Confidentiality	64
9.7 SPAC Extensions	64

Article X CONDITIONS TO CLOSING	64

10.1 Condition to the Obligations of the Parties	64
10.2 Conditions to Obligations of the Parent Parties	65
10.3 Conditions to Obligations of the Company	66

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TABLE OF CONTENTS CONTINUED

Article XI SURVIVAL AND INDEMNIFICATION	68

11.1 Survival	68
11.2 Indemnification of the Purchaser	68
11.3 Limitations on Indemnification	68
11.4 Indemnification Procedures	69
11.5 Indemnification Payments	71
11.6 Exclusive Remedy	71

Article XII TERMINATION	72

12.1 Termination	72
12.2 Effect of Termination	73

Article XIII MISCELLANEOUS	73

13.1 Notices	74
13.2 Amendments; No Waivers; Remedies	74
13.3 Nonsurvival of Representations	75
13.4 Arm’s Length Bargaining; No Presumption Against Drafter	75
13.5 Publicity	75
13.6 Expenses	76
13.7 No Assignment or Delegation	76
13.8 Governing Law	76
13.9 Waiver of Jury Trial	76
13.10 Submission to Jurisdiction	76
13.11 Counterparts; Facsimile Signatures	77
13.12 Entire Agreement	77
13.13 Severability	77
13.14 Construction of Certain Terms and References; Captions	77
13.15 Further Assurances	78
13.16 Third Party Beneficiaries	78
13.17 Waiver	78

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 9, 2022 (the “Signing Date”), by and among Kairous Acquisition Corp. Limited, a Cayman Islands exempted company (“Parent”), KAC Merger Sub 1, a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), KAC Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), Wellous Group Limited, a Cayman Islands exempted company (the “Company”), J.Harveston Holding Limited, a British Virgin Islands company, Dragon Den Holding Limited, a British Virgin Islands company, and Sharee Holding Limited, a British Virgin Islands company (the “Shareholders”), and Tan Wee Kuan and Henry Chin, who are the ultimate beneficial owners of the Company (the “Principal Owners”);

W I T N E S E T H :

WHEREAS, the Company is in the businesses of retail, trading and manufacturing of health, beauty, medical and food supplement and related products (the business of the Company is hereafter defined as the “Business”);

WHEREAS, pursuant to the terms of a corporate reorganization (the “Reorganization”) dated as of October 21, 2022 (the “Reorganization Date”), the several business entities engaged in the Business prior to the Reorganization Date were reorganized under a holding company structure with the Company as the ultimate parent;

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser (the “Reincorporation Merger”), in which Purchaser will be the surviving entity;

WHEREAS, promptly after the Reincorporation Merger, the parties hereto desire to effect a merger of Merger Sub with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser;

WHEREAS, in connection with the Acquisition Merger, holders of Company Ordinary Shares will be entitled to receive the Merger Consideration, as further described in this Agreement;

WHEREAS, concurrently with this Agreement, the Sponsor, certain of Sponsor’s Affiliates, Parent, Purchaser and the Company will enter into an agreement, dated as of the date hereof, providing that, among other things, the Sponsor will vote in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in such agreement;

WHEREAS, in connection with the execution of this Agreement, each of the Specified Shareholders have been requested by the Purchaser to enter into shareholder support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) with the Parent and the Company pursuant to which, among other things, each such Specified Shareholder has agreed to adopt this Agreement and approve the transactions contemplated hereby following the effectiveness of the Registration Statement, on the terms and subject to the conditions set forth in the applicable Shareholder Support Agreement;

WHEREAS, in connection with the execution of this Agreement, each of the Sponsor, certain of Sponsor’s Affiliates have entered with a support agreement in the form attached hereto as Exhibit B ( the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor and such Sponsor Affiliates will vote their Parent Ordinary Shares in favor of the Parent Party Shareholder Approval Matter on the terms and subject to the conditions set forth in such agreement;

WHEREAS, at the Closing, Purchaser and the Shareholders will enter into a Lock-up Agreement, substantially in the form attached hereto as Exhibit C, which will, among other things, provide for a two-year lock-up pertaining to the Purchaser Ordinary Shares owned by the Shareholders and which shall be effective as of the Closing;

WHEREAS, at the Closing, PubCo will enter into agreements with the Principal Owners and with certain other key employees of the Company listed on Schedule B hereto, substantially in the form attached hereto as Exhibit D which will, among other things, provide for customary protective covenants such as non-competition, non-solicitation and non-disclosure (each, an “Employment Agreement” and collectively, the “Employment Agreements”);

WHEREAS, for U.S. federal income tax purposes, Purchaser and Parent intend that the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s board of directors and the boards of directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Shareholders;

WHEREAS, the board of directors of Parent has determined that this Agreement, Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders;

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WHEREAS, the board of directors of Purchaser has determined that this Agreement, Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Purchaser and its sole shareholder;

WHEREAS, the board of directors of Merger Sub has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Merger Sub and its sole shareholder; and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I

DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” means the Sponsor Support Agreement, the Employment Agreements, the Lock-Up Agreements, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company. The Sponsor shall be deemed an Affiliate of Purchaser prior to the Closing.

“Anti-Corruption Laws” means anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and any other equivalent or comparable Laws of Specified Market.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, and the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the Cayman Islands and New York, New York are authorized to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, networks, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned in the conduct of the business of the Company or any Company Subsidiary.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended to date.

“Closing Payment Shares” means Twenty Six Million Four Hundred Sixty Five Thousand Three Hundred Forty Seven (26,465,347 Purchaser Ordinary Shares, which are equal or equivalent to the sum of Two Hundred Sixty Seven Million Three Hundred Thousand Dollars ($267,300,000) divided by $10.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Ordinary Shares” shall mean the ordinary shares, par value $0.001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Owned IP” means all Intellectual Property rights owned by the Company or any Company Subsidiary.

“Company Product” means each individual product manufactured and/or sold by the Company or any Company Subsidiary at any time since January 1, 2019.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Company Subsidiary (or their suppliers or customers) that is not already generally available to the public, including any Intellectual Property rights.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement, as the same may be amended. The Deferred Underwriting Amount for these purposes includes any Parent Ordinary Shares issuable to the underwriters of the IPO in exchange for the unpaid cash owed to them in connection with their underwriting of the IPO.

“Earnout” means the contingent post-Closing payment of up to 5,400,000 Pubco Shares, contingent upon the attainment of the targets specified in Appendix A.

“Earnout Shares” means the aggregate of up to 5,400,000 newly issued PubCo Ordinary Shares (rounded to the nearest whole share) subject to the attainment of certain post-Closing targets and subject to the other terms set forth on Appendix A hereto.

“Environmental Laws” shall mean all applicable Laws of the United States and any Specified Market that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act of the United States and the Occupational Safety and Health Act 1994 of Malaysia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities Agreements” means, collectively, that one (1) Facilities Agreement between RHB Bank Berhad (the “RHB”) and Wellous Sdn Bhd dated May 25, 2021, and that one (1) Facilities Agreement between Malayan Banking Berhad (“Maybank” and together with RHB, the “Facilities Lenders”) and Trader2U Sdn. Bhd. dated 21 November 2018.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on imputed knowledge, recklessness or negligence), as finally determined by a court of competent jurisdiction (or by an arbitration proceeding should the parties agree to one), by (a) the Company, any Shareholder and/or any Principal Owner in connection with any representation or warranty or covenant of the Company, the Shareholders and/or the Principal Owners (as qualified by the Company Disclosure Schedules) contained in this Agreement (including in the Company Disclosure Schedules) or in any Additional Agreement, or (b) the Parent Parties in connection with any representation or warranty or covenant of any Parent Party contained in this Agreement (including in the Parent Party Disclosure Schedules) or in any Additional Agreement.

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“Fraud Claims” means any claim to the extent based on the Fraud. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all relevant materiality qualifications specifically provided for in this Agreement shall be taken into account.

“Fundamental Representations” means, (a) with respect to the Company or any Company Subsidiary, the representations and warranties contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Capitalization), 5.27 (Tax Matters) and 5.29 (Finders’ Fees), and (b) with respect to the Parent Parties, 6.1 (Corporate Existence and Power), 6.2 (Corporate Authorization), 6.5 (Finders’ Fees), 6.7 (Capitalization), and 6.20 (Tax Matters).

“Governmental Authority” means any United States or non-United States government entity, body or authority of any Specified Market, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof within any Specified Market, (iii) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission of or within the United States or any Specified Market, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

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“Intellectual Property” means: (a) patents, patent applications (including provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights associated with the foregoing; (d) Know-How, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible or intangible embodiments of any of the foregoing, in whatever form or medium, including Software; and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any Specified Market to the extent they are applicable to the Company.

“Inventory” is defined in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement made as of August 5, 2021, by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated December 13, 2021.

“IRS” means the U.S. Internal Revenue Service.

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“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreement” means the agreements in the forms attached as Exhibit C or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof and entered into by and between the Shareholders and the Parent.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Parent Parties; (v) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; or (vi) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such event, occurrence, fact, condition or change shall have a disproportionate effect on the Company and/or the Business as compared to comparable companies in the same industry.

“Merger Consideration” means Two Hundred Seventy Million Dollars ($270,000,000), payable as provided in and subject to the terms of this Agreement, payable in the form of Merger Consideration Shares.

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“Merger Consideration Shares” means Twenty Six Million Seven Hundred Thirty Two Six Hundred Seventy Three (26,732,673) PubCo Ordinary Shares issuable in exchange for the Company Ordinary Shares at the Closing, subject to the terms of this Agreement; each such share shall be valued at $10.10.

“Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Parent Ordinary Shares” means the ordinary shares, $0.0001 par value, of Parent.

“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Rights” means the rights to receive one-tenth (1/10) of one Parent Ordinary Share upon the consummation of an initial business combination, as such term is used in the Prospectus.

“Parent Warrants” means the redeemable warrant to purchase one-half (1/2) of one Parent Ordinary Share at a price of $11.50 per whole share.

“Parent Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Parent Shares.

“Parent Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the Memorandum and Articles of Association of the Parent) holder of Parent Ordinary Shares to redeem all or a portion of the Parents Ordinary Shares held by such holder as set forth in the Memorandum and Articles of Association of the Parent in connection with the transactions contemplated under this Agreement.

“Parent Unit” means a unit of Parent comprised of one Parent Ordinary Share, one Parent Warrant and one Parent Right, including all “private units” described in the Prospectus.

“Patents” has the meaning given to such term in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to IFRS).

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data/Information” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws. Personal Data/Information may include by way of example, without limitation, a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of any Specified Market applicable to the Company or any Company Subsidiary, relating to privacy and protection of Personal Data, including, but not limited to, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, the Electronic Communications Privacy Act, and the Federal Trade Commission Act, among others, and the Personal Data Protection Act of Malaysia, Personal Data Protection Act of Singapore, and the Personal Data (Privacy) Ordinance of the Hong Kong SAR, People’s Republic of China, and any and all similar state, federal and foreign Laws of any Specified Market relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Purchaser Ordinary Shares” or “Reincorporation Merger Surviving Corporation Ordinary Shares” means the ordinary shares, par value $.0001 per share, of Purchaser.

“Purchaser Rights” or “Reincorporation Merger Surviving Corporation Rights” means all Parent Rights upon their conversion into rights to purchase Purchaser Ordinary Shares in the Reincorporation Merger.

“Purchaser Warrants” or “Reincorporation Merger Surviving Corporation Warrants” means all the Parent Warrants upon their conversion into rights to purchase Ordinary Shares in the Reincorporation Merger.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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“Redeeming Parent Shares” means Parent Ordinary Shares in respect of which the eligible (as determined in accordance with the Memorandum and Articles of Association of the Parent) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Parent Shareholder Redemption Right.

“Registration Rights Agreement” means an amended registration rights agreement to be entered by certain shareholders of Purchaser and the Purchaser as of and on the Closing Date, substantially in the form of Exhibit E hereto.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

“Sanctions Laws” or “Sanctions” means any trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State, (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other applicable Governmental Authority.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Sensitive Data” means all confidential information, classified information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

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“Shareholder” has the meaning specified in the preamble hereto.

“Shareholder Representative” shall mean Wee Kuan Tan or Henry Chin, each of whom shall be authorized to act on behalf of all Shareholders as provided in this Agreement, or such other persons as may be designated from time to time by both Shareholders in writing. “Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, databases, and compilations of data, user interfaces, in each case, whether in source code, object code or human readable form.

“Specified Shareholder” means each Shareholder set forth on Schedule D.

“Specified Food & Drug Laws” means the Food Act 1983, Food Regulation 1985, Food Hygiene Regulation 2009, Food Irradiation Regulations 2011, the Sale of Drugs Act 1952, Control of Drugs and Cosmetics Regulations 1984, Medicines (Advertisement & Sale) Act 1956, Medicine Advertisements Board Regulations 1976, Trade Descriptions Act 2011, Trade Descriptions (Definition of Halal) Order 2011 and Trade Descriptions (Certification and Marking of “Halal”) Order 2011 Malaysia; Sale of Food Act 1973, and Food Regulations, of Singapore; Medicines Act 1975 of Singapore and its regulations; Medicines (Advertisement & Sales) Act 1955 of Singapore; Sales of Drugs Act 1914 of Singapore; Poisons Act 1938 of Singapore and its rules; Public Health and Municipal Services Ordinance, Sale of Goods Ordinance, Consumer Goods Safety Ordinance, Food Safety Ordinance, Food and Drugs (Composition and Labelling) Regulations, Pharmacy and Poison Ordinance, Food Business Regulation, Sweeteners in Food Regulations, Food Adulteration (Metallic Contamination) Regulations, Trade Descriptions Ordinance, Undesirable Medical Advertisements Ordinance, of Hong Kong SAR, People’s Republic of China.

“Specified Market” means each jurisdiction listed on Schedule C.

“Sponsor” means Kairous Asia Limited, a British Virgin Islands company.

“Sponsor Support Agreement” means the agreement entered into by the Sponsor, certain of Sponsor’s Affiliates, Parent, Purchaser and the Company as of the date hereof, substantially in the form attached hereto as Exhibit B, providing that, among other things, the Sponsor and such Sponsor Affiliates will vote their Parent Ordinary Shares in favor of the Parent Party Shareholder Approval Matter on the terms and subject to the conditions set forth in such agreement.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

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“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“United States Food & Drug Laws” means the Food, Drug, and Cosmetic Act, Fair Packaging and Labeling Act, Egg Products Inspection Act, Nutrition Labeling and Education Act of 1990, Dietary Supplement Health and Education Act of 1994, FDA Export Reform and Enhancement Act of 1996, Food and Drug Modernization Act of 1997, Public Health Security and Bioterrorism Preparedness and Response Act of 2002, Dietary Supplement and Nonprescription Drug Consumer Protection Act, Food and Drug Administration Amendment Act of 2007, and FDA Food Safety Modernization Act..

“$” means U.S. dollars, the legal currency of the United States.

GLOSSARY

“2021 Financial Statements”	Section 5.11(a)
“Adjustment Notice”	Section 4.6(c)
“Affiliate Transaction”	Section 5.35(a)
“Alternative Proposal”	Section 7.1(b)
“Alternative Transaction”	Section 7.1(b)
“Additional Parent Parties SEC Documents”	Section 6.14(a)
“Audited 2021 Financial Statements”	Section 7.5
“Audited 2022 Financial Statements”	Section 7.5
“Cayman Registrar”	Section 2.2

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“Claim Notice”	Section 11.4(b)
“CRPM”	Section 2.2
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Company Disclosure Schedules”	Article V
“Company Dissenting Shareholders”	Section 4.5(a)
“Company Dissenting Shares”	Section 4.5(a)
“Company Excluded Shares”	Section 4.1(c)
“Company Leases”	Section 5.26
“D&O Indemnified Persons”	Section 7.7(a)
“D&O Tail Insurance”	Section 7.7(b)
“Effective Time”	Section 3.2
“Excess Cash”	Section 4.6
“Exchange Fund”	Section 4.2(b)
“Expiration Date”	Section 4.7(b)
“Financial Statements”	Section 5.11(e)
“Holdback Shares”	Section 4.1(a)
“Indemnified Party”	Section 11.2
“Indemnified Party Representative”	Section 11.4(a)
“Indemnifying Party”	Section 11.2
“Indemnifying Party Representative”	Section 11.4(a)
“IT Providers”	Section 5.19(l)
“Key Employees”	Section 5.23(d)
“Labor Agreements”	Section 5.24(a)
“Loss”	Section 11.2
“Material Contracts”	Section 5.16(a)
“Merger Sub Ordinary Shares”	Section 6.7(c)
“Outside Date”	Section 11.1(d)(i)
“Parent Dissenting Shareholder”	Section 2.11
“Parent Dissenting Shares”	Section 2.11
“Parent Excluded Shares”	Section 2.6(c)
“Parent Parties Financial Statements”	Section 6.14(b)
“Parent Party Shareholder Approval Matters”	Section 9.5(a)
“Parent SEC Documents”	Section 6.14(a)
“Parent ROM”	Section 2.6(a)(i)
“Parent Special Meeting”	Section 9.5(a)
“Pending Claims”	Section 4.7(b)
“Permits”	Section 5.17
“PFIC”	Section 9.2(d)
“Plan of Merger”	Section 3.2
“Privacy Policy”	Section 5.19(i)
“Prospectus”	Section 9.5(a)
“Proxy Statement/Prospectus”	Section 9.5(a)
“Purchaser Investor”	Section 6.21
“RC Authorization Notice”	Section 2.11
“RC Written Objection”	Section 2.11

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“Reincorporation Merger Effective Time”	Section 2.2
“Reincorporation Merger Surviving Corporation”	Section 2.1
“Registered IP”	Section 5.19(a)
“Registration Statement”	Section 9.5(a)
“Required Parent Shareholder Approval”	Section 10.1(e)
“Requisite Company Vote”	Section 5.2
“Standards Agreements”	Section 5.19(n)
“Standards Body”	Section 5.19(n)
“Surviving Corporation”	Section 3.1
“Third Party Claim”	Section 11.4(c)
“Trust Account”	Section 6.9
“Trust Fund”	Section 6.9
“Trustee”	Section 6.9

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Article II
REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Merger Surviving Corporation”.

2.2 Reincorporation Merger Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, the parties hereto shall cause Reincorporation Merger to be consummated by filing the plan of merger (and any other documents required by the Cayman Companies Act) (collectively, the “CRPM”) with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Reincorporation Merger shall be the date that the CRPM has been accepted by the Cayman Registrar, or such later time as specified in the CRPM being the “Reincorporation Merger Effective Time.”

2.3 Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of Reincorporation Merger shall be as provided in this Agreement, the CRPM and the applicable provisions of the Cayman Companies Act. At the Reincorporation Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Reincorporation Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Merger Surviving Corporation, which shall include the assumption by the Reincorporation Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing, and all securities of the Reincorporation Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on Nasdaq (on which the Parent Ordinary Shares were trading prior to Reincorporation Merger).

2.4 Charter Documents. At the Reincorporation Merger Effective Time, and without any further action on the part of Parent or Purchaser, the Memorandum and Articles of Association of Purchaser shall be amended and restated so that they read in their entirety as set forth in Exhibit F annexed hereto, and as so amended and restated, shall become the Memorandum and Articles of Association of the Reincorporation Merger Surviving Corporation. The new name of the Reincorporation Merger Surviving Corporation will be “Wellous Group Holding Limited” or such other name as provided by Purchaser and stated in the CRPM.

2.5 Directors and Officers of the Reincorporation Merger Surviving Corporation. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time shall continue to be the officers and directors of the Reincorporation Merger Surviving Corporation (and holding the same title as held at Parent) until the Effective Time.

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2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the Reincorporation Merger Effective Time, each issued and outstanding Parent Ordinary Share (other than the Parent Excluded Shares, Redeeming Parent Shares and the Parent Dissenting Shares) shall be converted automatically into one Reincorporation Merger Surviving Corporation Ordinary Share. At the Reincorporation Merger Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent (the “Parent ROM”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares) shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares) listed on the Parent ROM shall thereafter have the right to receive the same number of Reincorporation Merger Surviving Corporation Ordinary Shares only.

(b) Conversion of Parent Rights, Parent Warrants; Treatment of Parent Units. At the Reincorporation Merger Effective Time, (i) all Parent Units will separate into their individual components of Parent Ordinary Shares, Parent Rights and Parent Warrants, and will cease separate existence and trading, (ii) each issued and outstanding Parent Right shall be converted into one Reincorporation Merger Surviving Corporation Right, and will cease separate existence and trading, and (iii) each issued and outstanding Parent Warrant shall cease to be a warrant with respect to Parent Ordinary Shares and be assumed by Reincorporation Merger Surviving Corporation and shall be converted into one Reincorporation Merger Surviving Corporation Warrant, and will cease separate existence and trading. Each of the Reincorporation Merger Surviving Corporation Rights and Reincorporation Merger Surviving Corporation Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights and the Parent Warrants, respectively, that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Corporation Rights or the Reincorporation Merger Surviving Corporation Warrants remain outstanding, a sufficient number of Reincorporation Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Reincorporation Merger Surviving Corporation Rights and the Reincorporation Merger Surviving Corporation Warrants after the Reincorporation Merger Effective Time.

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(c) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Merger Effective Time, the one (1) share of Purchaser owned by Parent immediately prior to the Reincorporation Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Merger Surviving Corporation, Parent or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Reincorporation Merger Surviving Corporation Ordinary Shares so issued in conversion.

2.8 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Reincorporation Merger Surviving Corporation as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, Parent and Purchaser intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Reincorporation Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Reincorporation Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent and Purchaser acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the Parent and Purchaser acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

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2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Dissenter’s Rights. No Person who has validly exercised their dissenters’ rights in respect of the Reincorporation Merger pursuant to section 238 of the Cayman Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6(a) and (b), as applicable with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Required Parent Shareholder Approval is obtained at the Parent Special Meeting, written objection to the Reincorporation Merger (each, an “RC Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) the Parent shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Reincorporation Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection, and

(ii) unless the Parent and the Company elect by agreement in writing to waive this Section 2.11, no party shall be obligated to commence the Reincorporation Merger, and the CRPM shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3.

2.12 Redeeming Parent Shares. Each Redeeming Parent Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the Parent Shareholder Redemption Amount in accordance with Memorandum and Articles of Association of the Parent.

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Article III

ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, one Business Day after the Reincorporation Merger and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company (the “Acquisition Merger”). Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Cayman Companies Act and become a wholly owned subsidiary of Purchaser. The Reincorporation Merger Surviving Corporation upon and following the Acquisition Merger is hereinafter sometimes referred to as “PubCo”.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place promptly after the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (and any other documents required by the Cayman companies Act) (the “Plan of Merger”) in form and substance acceptable to the Parent Parties and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is accepted by the Cayman Registrar in accordance with the Cayman Companies Act, or such other time as specified in the Plan of Merger (the “Effective Time”).

3.3 Board of Directors.

(a) Board of Directors of PubCo. Upon and immediately following the Effective Time, PubCo’s board of directors shall consist of seven (7) directors, four (4) of whom shall be independent directors under Nasdaq rules. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, one (1) director to serve as a director of PubCo until the second annual shareholder meeting of the PubCo that takes place after the Effective Time, and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining directors. In the event that Sponsor designates one (1) director, the Shareholders and the Principal Owners will enter into a voting agreement with Sponsor pursuant to which they shall agree to vote their PubCo Ordinary Shares in favor of such designee’s nomination to the PubCo Board of Directors for no less than two years after the Closing.

(b) Board of Directors of the Surviving Corporation. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of two (2) directors.

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3.4 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Charter Documents.

(a) Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

3.6 Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.7 Rights Not Transferable. The rights of the Shareholders with respect to their Company Ordinary Shares as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.9 Section 368 Reorganization. For U.S. federal income tax purposes, each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Acquisition Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Acquisition Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

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Transfers of Ownership. If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

Article IV

CONSIDERATION

4.1 Conversion of Shares.

(a) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub or the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Company Excluded Shares, Redeeming Parent Shares and Company Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, the applicable number of PubCo Ordinary Shares for such number of Company Ordinary Shares as specified in this Agreement (the “Per Share Merger Consideration”). For avoidance of any doubt, after the Effective Time, each Shareholder will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Merger Consideration. The Merger Consideration Shares shall be comprised of two elements, namely the Closing Payment Shares comprising (A) 26,465,346 PubCo Ordinary Shares which shall be issued at the Closing and (B) 267,327 PubCo Ordinary Shares which shall be issued at the Closing and held back as security for the Company’s and the Shareholders’ representations and warranties as further set forth in Section 4.1(h) and Article XI (the “Holdback Shares”). In addition, the Earnout Shares shall be issued as additional consideration for the Acquisition Merger, subject to the attainment of certain contingent payment targets as further described in Appendix A hereto.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such share(s) of ordinary shares of the Surviving Corporation.

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(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Company Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Merger Consideration Shares so issued in conversion.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof such securities, as may be required pursuant to Section 4.1(e); provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by PubCo as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h) Indemnification. An aggregate of 267,327 Holdback Shares shall be held back for a period of twelve (12) months from the Closing Date, as security for the warranties and representations made by the Company to the Purchaser Parties in this Agreement and for the related indemnification obligations of the Shareholders and the Principal Owners, as further provided in Article XI.

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4.2 Issuance of Merger Consideration Shares and Earnout Shares.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(b) Issuance of Merger Consideration Shares and Earnout Shares. As of the Closing Date, PubCo shall issue the Merger Consideration Shares equal to the sum of (i) the Closing Payment Shares and (ii) the Holdback Shares. PubCo also may issue the Earnout Shares subsequent to the Closing, based on the attainment of certain post-closing targets, as further set forth on Appendix A hereto. At the Closing, PubCo shall (x) deliver the Closing Payment Shares to the Shareholders as provided herein and (y) issue the Holdback Shares pending their delivery to the Shareholders and/or their return to PubCo as further provided in this Agreement. In the event that any Holdback Shares are surrendered back to Purchaser or Parent as the Indemnified Party for indemnity obligations, the Holdback Shares so surrendered will be returned to PubCo and cancelled.

4.3 Legend. Each certificate representing the Merger Consideration Shares and Earnout Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.4 Withholding. PubCo and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, PubCo shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

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4.5 Company Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger in accordance with Section 238 of the Cayman Companies Act (the “Company Dissenting Shares” and holders of Company Dissenting Shares being referred to as “Company Dissenting Shareholders”), shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the applicable Per Share Merger Consideration under Section 4.1(a) and shall instead be entitled to receive only the payment of the fair value of such Company Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b) For the avoidance of doubt, all Company Ordinary Shares held by the Company Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be Company Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Effective Time, the right to receive the applicable Per Share Merger Consideration under Section 4.1(a) in the manner provided in Section 4.2.

(c) The Company shall provide to the Reincorporation Merger Surviving Corporation, (i) reasonably prompt notice of any notices of objection or notices of dissent to the Acquisition Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by the Company, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by the Company relating to the exercise of any rights to dissent from the Acquisition Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter’s right or demands for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of the Reincorporation Merger Surviving Corporation, make any offers or payment with respect to any exercise by a Shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notice of objection to the Acquisition Merger is served on the Company by any Shareholder pursuant to Section 238(2) of the Cayman Companies Act, the Company shall give written notice of the authorization of the Acquisition Merger to each such Shareholder within twenty (20) days of obtaining the Requisite Company Vote (as defined below), pursuant to and in accordance with Section 238(4) of the Cayman Companies Act.

4.6 Closing Cash.

(a) No later than five (5) days after the Closing Date, the parties shall agree on the balance of the cash and cash equivalents of the Company on consolidated basis as of the Closing Date. “Excess Cash” for these purposes shall mean the sum of cash and cash equivalents evidenced by a balance statement reasonably satisfactory to Parent. Such balance statement shall be generated by the Company using such online banking system of the bank where the bank account of Company is maintained or such reasonable equivalent agreed by the Company and the Parent, and shall be witnessed and signed by the directors of the Company.

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(b) If the Company’s Excess Cash balance as of the Closing Date is more than Five Million Six Hundred Thousand Dollars ($5,600,000), PubCo shall pay to the Shareholders (in accordance with their respective percentage ownership of the Company) the amount of the excess in the form of Pubco Ordinary Shares, valued at $10.10 per shares; and if the Company’s Excess Cash balance as of the Closing Sate is less than Five Million Six Hundred Thousand Dollars ($5,600,000), the Shareholders and the Principal Owners shall pay to PubCo the amount of the shortfall in cash. Any such payment shall be deemed to be an adjustment to the Merger Consideration.

(c) PubCo shall deliver to the Shareholder Representative a notice setting forth the amount of Excess Cash as of the Closing Date as well as a statement showing the amount to be paid as an adjustment pursuant to the immediately preceding sentence (an “Adjustment Notice”); and the parties shall arrange for the payment provided in the Adjustment Notice which shall be made no later than three (3) Business Days thereafter. The obligations of the Shareholders and the Principal Owners under this Section 4.6 shall be personal, joint and several, and in addition to, and not a part of, applied towards or deducted from, their indemnification obligations under this Agreement.

4.7 Indemnification.

(a) At the Closing, PubCo shall issue and retain the Holdback Shares. The Holdback Shares will appear as issued and outstanding on PubCo’s balance sheet and will be legally outstanding under the Cayman Companies Act. Any dividends, distributions or other income paid on or otherwise accruing to any Holdback Shares shall be distributed by PubCo to the Shareholder Representative for payment to the holders thereof on a current basis. The registered holders are entitled to vote any Holdback Shares that have been issued in their names until and unless such time that such Holdback Shares are transferred to the Indemnified Party in accordance with Article XI. For U.S. federal, state and local income tax purposes and foreign tax purposes, the Parties shall treat the Holdback Shares, and all dividends, earnings or income, if any, earned with respect to the Holdback Shares, as owned by the record holders thereof until and unless such time as they are transferred to the Indemnified Party in accordance with Article XI.

(b) No claim for indemnification may be made against the Holdback Shares after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, that if prior to the Expiration Date, any Indemnified Party notifies the Shareholder Representative in writing that all or a portion of the Holdback Shares are subject to indemnification claims made in accordance with Article XI hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), the portion of the Holdback Shares subject to such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Indemnified Party under Article XI) shall be held by PubCo until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article XI. On the first Business Day following the Expiration Date, any Holdback Shares that are not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be released by PubCo to the Shareholders with each such Shareholder receiving its pro rata share of such Holdback Shares in accordance with this Agreement. If at any time after the Expiration Date, the value of the Holdback Shares then held by PubCo (based on $10.10 per share) exceeds the sum of any amounts subject to the Pending Claims or resolved but unpaid claims in favor of an Indemnified Party, such Indemnified Party shall use best efforts to notify PubCo in written within 10 business days of such determination. Following the receipt of the notice, PubCo and the Shareholder Representative shall promptly execute and deliver a certificate requesting PubCo to deliver such excess amount to the Shareholders as provided in the previous sentence.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SHAREHOLDERS AND THE PRINCIPAL OWNERS

Except as set forth in the disclosure schedules delivered by the Company and the Shareholders to the Parent Parties simultaneously with the execution of this Agreement and later on the Closing Date (the “Company Disclosure Schedule(s)”), the Company, the Shareholders and the Principal Owners hereby represent and warrant to the Parent Parties, jointly and severally, that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date, respectively (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to, where applicable, the Company on a consolidated basis with its Subsidiaries and also as to each Company Subsidiary individually for all periods commencing January 1, 2020, unless otherwise provided. References to Schedules in this Article V shall, unless otherwise provided, be to the Company Disclosure Schedules.

5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Company and each Company Subsidiary has all requisite power and authority, corporate and otherwise, and, except as set forth in Schedule 5.1, each of them possesses all Permits, necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 5.38(a), the Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary. Schedule 5.1 lists all jurisdictions in which the Company and each Company Subsidiary is registered to conduct business as a foreign corporation or other entity.

5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the Shareholders passed by the unanimous affirmative vote of holders of all Company Ordinary Shares in accordance with the Organizational Documents of the Company and the Cayman Companies Act (the “Requisite Company Vote”). This Agreement, and each of the Additional Agreements to which it is a party, will constitute, upon execution and delivery by all parties, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

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5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than (i) the filing of the CRPM, the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger and the Acquisition Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act; and (ii) the SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company are entitled under any provision of any Permit, Material Contract or other instrument or obligations binding upon the Company or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (d) cause a loss of any material benefit relating to the Business to which the Company is or may be entitled under any provision of any Permit or Contract binding upon the Company, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization.

(a) The authorized share capital of the Company is US$50,000 divided into 500,000,000 Company Ordinary Shares, of which 561,216 are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Schedule A, and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Schedule A. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by Purchaser. Except for the Company Ordinary Shares, no other class in the share capital of the Company is or ever has been authorized or issued or outstanding.

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(a) Except as set forth in Schedule 5.5(b), there are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, restricted stock agreements, plans or other agreements of any kind providing for the purchase, issuance or sale of any Company Ordinary Shares; or (b) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of Company Subsidiary are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary other than the Shareholder Support Agreement; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Company Subsidiary; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary; (v) subject to applicable Laws, no Company Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Company Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Company Subsidiary has taken any action in violation of its Organizational Documents.

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5.8 Corporate Records. The register of members or shareholders, or the equivalent documents of the Company and of each Company Subsidiary, and all proceedings of the Company’s and each Company Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Company Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Company Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by the Company and each Company Subsidiary, including names on any websites. None of the Company or any Company Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. No Material Contracts binding upon the Company or by which any of the Company Ordinary Share, or any of the Company’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.11 Financial Statements

(a) Attached hereto as Schedule 5.11 are true, fair and correct copies of the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows, as at and for the fiscal year ended December 31, 2021, as adjusted to reflect the Reorganization on a pro forma basis (collectively, the “2021 Financial Statements”).

(b) The 2021 Financial Statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual IFRSs, International Accounting Standards (“IASs”) and Interpretations issued by the IASB.

(c) All material debts and Liabilities, fixed or contingent, which should be included under IFRS on the 2021 Financial Statements are included therein, subject to any adjustment in the Audited 2021 Financial Statements.

(d) The 2021 Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The 2021 Financial Statements truly and fairly reflect in all material respects the outstanding Indebtedness of the Company as of the date thereof, subject to any adjustment in the Audited 2021 Financial Statements. The 2021 Financial Statements (as well as the Audited 2021 Financial Statements) shall show a net profit after tax of no less than U.S. Eight Million Five Hundred Thousand Dollars (US $8,500,000).

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(e) Schedule 5.11(e) accurately reflects a reasonable estimate of costs and expenses to be incurred by the Company and the Shareholders in connection with the transactions contemplated by this Agreement (which for these purposes shall exclude the Reorganization) and other operating expenses as of the Closing in conformity with their existing engagements with counsel, advisor, accountant and service providers (and which shall exclude all costs and expenses relating to the Reorganization).

5.12 Books and Records. To the knowledge of the Company, all Contracts, documents, and other papers or copies thereof delivered to the Parent Parties by or on behalf of the Company are accurate, complete, and authentic in all material respects. The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of material assets of and the providing of services by the Company and each Company Subsidiary. Except as set forth in the audited Financial Statements and to the knowledge of the Company, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with management’s authorizations in all material respects;

(ii) transactions are recorded as necessary to permit preparation of 2021 Financial Statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects;

(iii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS;

(iv) access to assets is permitted only in accordance with management’s authorization; and

(v) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.13 Absence of Certain Changes. Except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to the Company’s Assets; Customer Products

(a) The Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company or its employees.

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(b) The Company has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the 2021 Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

(c) Schedule 5.14(c) sets forth a list of all Company Products.

5.15 Litigation. Except as set forth on Schedule 5.15, (i) there is no Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, any Company Subsidiary, any of their respective officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (ii) there are no outstanding judgments against the Company or any Company Subsidiary; and (iii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, subject to any Proceeding with any Governmental Authority or non-governmental private Person or entity, that, individually or in the aggregate, have a Material Adverse Effect.

5.16 Contracts

(a) Schedule 5.16(a) lists all material Contracts, oral or written (collectively, the “Material Contracts”, and each a “Material Contract”) to which the Company and/or any Company Subsidiary is a party, which are currently in effect and constitute the following (if and to the extent applicable, and with all references to the “Company” also applicable to any Subsidiary):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $450,000 or more individually (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation to executive- level employees, (B) has continuing obligations for payment of annual compensation of at least $200,000 to any employee (other than at will employee) , or (C) has continuing obligations to make a payment of annual compensation of at least $200,000 to any consultant or sales representative (other than to any employee);

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(iii) all Contracts pertaining to any acquisitions or dispositions of assets (other than in the ordinary course of business) or of third party equity by the Company, and all such Contracts regardless of date that provide for any currently existing or future payments, step-ups, options, or other executory obligations of any acquisition or disposition of assets or of third party equity by the Company;

(iv) Contracts (A) under which the Company or any of its Subsidiaries is currently: (1) licensing or otherwise providing the right to use to any third party any Company Owned IP, or (2) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (aa) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $450,000, (bb) any Contract related to open source software, or (cc) any Contract under which the Company licenses any of its Intellectual Property in the ordinary course of business, and (B) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(v) all Contracts that bind the Company or any Subsidiary to material secrecy, confidentiality and nondisclosure obligations or that limit the freedom of the Company to compete or operate its Business in any line of business or with any Person or in any geographic area;

(vi) all Contracts not otherwise identified under subsection (iv) above, pertaining to material Intellectual Property Rights of the Company;

(vii) all Contracts with or pertaining to the Company to which any Shareholder or Principal Owner is a party, other than those Contracts pertaining to the Reorganization identified under subsection (ix);

(viii) the Company Leases and all Contracts pertaining to tangible property in an amount of $450,000 or more;

(ix) all Contracts pertaining to the Reorganization, including all third-party consents required to be obtained in order to consummate the Reorganization, the Facilities Resolution or any portion thereof and all other documents referred to in Section 5.40;

(x) all Contracts pertaining to Indebtedness of the Company or any Company Subsidiary in excess of $450,000, and all Contracts pertaining to the guaranty of any such Indebtedness by any Shareholder or Affiliate of any Shareholder or of the Company (including any Principal Owner) or any Company Subsidiary in excess of $120,000; and

(xi) (A) a list of all third party distributors of Company products who purchase Company Products and sell to the consumers with value of each Contract in excess of $200,000, and (B) all Contracts pertaining to the sale or distribution of products produced by the Company, including without limitation sale agreements, commission agreements, distribution agreements and production agreements in excess of $450,000, or, alternatively, the form of dealer agreement that the Company and or any Company Subsidiary has entered into with each individual dealer listed in the preceding clause (A), if such form is used exclusively with such dealer, since January 1, 2019.

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(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and except as set forth in Schedule 5.16(b), neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iii) no Material Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates.

(c) Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits

Except set forth in Schedule 5.17, or as would otherwise not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect, the Company has obtained and maintained all material licenses, franchises, permits, orders, approvals authorizations, registrations, of any Governmental Authority, and made all material submissions, notifications, and filings to any Governmental Authority required for the conduct or other similar authorization necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will, assuming any requisite third-party consent has been obtained or waived prior to the Closing Date (if and to the extent applicable), be terminated or impaired or become terminable solely as a result of the transactions contemplated hereby.

5.18 Compliance with Laws

(a) Except as set forth in Schedules 5.18(a) and subject to Section 5.38, neither the Company nor, to the knowledge of the Company, any representative or other Person acting on behalf of the Company, is currently, or has been since January 1, 2019, in violation in any material respect of any applicable Laws, including but not limited to (i) United States Food & Drug Laws; (ii) Specified Food & Drug Laws; (iii) Laws administered, enacted or enforced by the U.S. Federal Trade Commission; (iv) the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, of the U.S. State of California, without reliance on any exemption codified at 27 California Code of Regulations § 25501; and (v) Laws administered, enacted or enforced by the U.S. Department of Agriculture (except with regard to such International Trade Laws as set forth in Section 5.32).

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(b) Other than as set forth in Schedules 5.18(b), or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2019, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company or any Company Subsidiary of, or failure on the part of the Company or any Company Subsidiary to comply with, or any liability suffered or incurred by the Company or any Company Subsidiary in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to the Company or any Company Subsidiary or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company or any Company Subsidiary.

(c) Except as set forth in Schedule 5.18(c), the Company has not been threatened in writing or, to the Company’s knowledge, orally charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Subject to Schedules 5.18(a) and 5.18(c), and without limiting the generality of the foregoing, the Company is, and since January 1, 2019, has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Privacy Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Anti-Corruption Laws applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace (“Workplace Conduct Laws”), including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. To the Company’s knowledge, the Company is not under any investigations with respect to Privacy Laws, the Foreign Corrupt Practices Act, or Workplace Conduct Laws by any Governmental Authority.

(d) Except as set forth in Schedule 5.18(d), each Company Product, and each ingredient thereof in the amount or concentration in which it is present, is safe for its labeled and intended uses with respect to any application of Laws in the United States. The Company has established such safety by compliance with all applicable Laws in the United States governing food additives, dietary ingredients, generally recognized as safe regulations or standards, or in the absence of such regulations applicable to a Product or ingredient, by competent and reliable scientific evidence demonstrating that such Product and ingredient thereof is safe for its intended use.

(e) Except as set forth in Schedule 5.18(e), all labeling and advertising claims made for each Company Product are truthful, accurate, and not misleading, and adequately substantiated in accordance with applicable Laws in the United States. The Company and/or the applicable Company Subsidiary possesses documentation of all such claims substantiation.

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5.19 Intellectual Property.

(a) Schedule 5.19(a) contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned (in whole or in part), used or held for use by the Company or any Company Subsidiary (“Registered IP”) (specifying as to each, as applicable, the nature of the Intellectual Property, title, owner, the filing date, date of issuance, expiration date, registration number, application number, registrar and status), (ii) all contracts or agreements to use any Company Licensed IP, including for the Software or Business Systems of any other persons that are material to the Business as currently conducted (other than contracts or agreements (A) for unmodified, commercially available, “off-the-shelf” Software; (B) for Software or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, click-wrap, and similar contracts; (D) whereby Intellectual Property is implicitly licensed; (E) pursuant to which the Company or any Company Subsidiary grants non-exclusive licenses that are immaterial to its business; or (F) whereby Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company or any Company Subsidiary solely to the extent necessary for such Person to provide services thereto); and (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company or any Company Subsidiary. The Company Owned IP and the Company Licensed IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of the business as currently conducted.

(b) The Company and/or any Company Subsidiary owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company Licensed IP. All Company Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. No issuance or registration obtained, and no application filed by the Company or any Company Subsidiary for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or such Company Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company Owned IP is pending nor, to the Company’s knowledge, threatened. Each Company Product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law.

(c) The Company and each Company Subsidiary has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. None of the Company or any Company Subsidiary has disclosed any such trade secrets or Confidential Information that is material to the Business to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

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(d) As of the date of this Agreement, except as set out in Schedule 5.19(d), (i) there is not and, to the knowledge of the Company, since January 1, 2019, there have not been any claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary, with any Governmental Authority, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Business as currently conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) none of the Company or any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing. None of the Company Owned IP and, to the Company’s knowledge, none of the Company Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned IP or Company Licensed IP.

(e) Except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary, all current and past founders, officers, employees, agents, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP have (i) been operating under the work-for-hire doctrine such that all such work is automatically owned by Company or the applicable Company Subsidiary by operation of law or (ii) executed valid, written agreements with the Company or a Company Subsidiary, and pursuant to which such persons agreed to assign to the Company or such Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company and/or its Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. The current and past founders, officers, employees, agents, consultants, and contractor who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP and who have executed agreements of the type described in clause (ii) the preceding sentence (and a description of each such agreement) are listed Schedule 5.19(e).

(f) To the Company’s knowledge, no event has occurred, or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company’s products or services.

(g) The Company and/or each Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2020, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and/or each Company Subsidiary has purchased a sufficient number of seat licenses for its Business Systems.

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(h) Except as set forth in Schedule 5.19(h), the Company and the Company Subsidiaries have established and implemented, and, to the knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and the Company Subsidiaries maintain security controls for all material Business Systems owned by the Company or any Company Subsidiary that are designed to protect such Business Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Business Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twelve (12) months, the Business Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Business Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Business Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Business Systems). The Business Systems are sufficient in all material respects for the current operations of the Company and the Company Subsidiaries.

(i) The Company and the Company Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the knowledge of the Company, except as set forth in Schedule 5.19(i), the Company and each Company Subsidiary has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

(j) The Company and each Company Subsidiary has implemented and maintained, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(k) No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company and/or any Company Subsidiary relating to the collection, use, dissemination, storage and protection of Personal Data.

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(l) Except as set forth in Schedule 5.19(l), none of the tangible embodiments of Company Owned IP (including software) is currently or was in the past distributed or used by the Company with any public Software in a manner that requires that any of the Company Owned IP (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 5.19(l) further identifies the material public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such public Software was integrated or combined with or linked to any such tangible embodiments.

(m) The Company and/or its Subsidiaries is in actual possession and control of the source code of the software within the Company Owned IP and all related documentation, specifications and Know-How. Except as set forth on Schedule 5.19(m), no Person other than the Company and/or its Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(n) Schedule 5.19(n): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any Company Subsidiary is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company or any Company Subsidiary is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Parent Parties. The Company and each Company Subsidiary is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. The Company and each Company Subsidiary has not made any written Patent disclosures to any Standards Body. The Company and each Company Subsidiary, where applicable, is in material compliance with all Standards Agreements that relate to Intellectual Property. The Company and each Company Subsidiary is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body..

5.20 Distributors. Except as provided in Schedule 5.20, since January 1, 2021, no third party distributor of any Company Product who purchases Company Products and sells to consumers with value of each Contract in excess of $200,000 has terminated any written distributorship and/or sale and purchase contract with the Company or any Company Subsidiary or had its written distributorship and/or sale and purchase contract with the Company or any Company Subsidiary terminated by the Company or such Company Subsidiary.

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5.21 Accounts Receivable and Payable; Loans.

(a) To the knowledge of the Company, all accounts receivables and notes of the Company reflected on the 2021 Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. To the knowledge of the Company, the accounts payable of the Company reflected on the 2021 Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note as reflected in the 2021 Financial Statements that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, all material accounts, receivables or notes as reflected in the 2021 Financial Statements are good and collectible in the ordinary course of business.

(c) Except as set forth on the 2021 Financial Statements, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

5.22 Pre-payments.

The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees; Employee Benefits.

(a) Neither the Company nor any Company Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company.

(b) There are no pending or, to the knowledge of the Company, threatened claims or Proceedings against the Company or any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(c) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company, provided that this Section 5.23(c) does not apply to the proposed incentive plan of the Company attached hereto as Exhibit G.

(d) Schedule 5.23(d) contains a list of all Company or Company Subsidiary executive-level (including any division director and vice president-level position) employees (the “Key Employees”) by employee name, employer, office location, year of initial employment, and 2021 base salary. No employee of the Company or of any Company Subsidiary works or resides in the United States.

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5.24 Employment Matters

(a) Schedule 5.24(a) sets forth a true and complete list of (i) the form of employment agreement and the form of consultant, independent contractor and/or commission agreement now in effect that have established effective employment between all consultants, independent contractors and the Company or any Company Subsidiary under applicable Law and, (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Company Subsidiary now in effect or under which the Company or any Company Subsidiary has any obligation, or (iii) any employment agreement or understanding between the Company or any Company Subsidiary and any Key Employee concerning the terms of such Key Employee’s employment that does not apply to the Company’s employees generally (collectively, the “Labor Agreements”). The Company has previously delivered to the Parent Parties true and complete copies of such forms of Labor Agreements and each generally applicable employee handbook or policy statement of the Company.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) to the knowledge of the Company, no current employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Company Subsidiary.

5.25 Withholding. All obligations of the Company and any of its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Company Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the 2021 Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All reasonably anticipated obligations of the Company and any of its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Company Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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5.26 Leased Property. Schedule 5.26 sets forth a list of all Leases to which the Company or a Company Subsidiary is a party (“Company Leases”) and are currently in effect. With respect to each Company Lease, as the case may be: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company or a Company Subsidiary, as the case may be, holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. Except as set forth on Schedule 5.26, the Company and its Subsidiaries do not own any real property.

5.27 Tax Matters.

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of Business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has no material liability for the Taxes of any other Person (other than a Company Subsidiary): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying each as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The 2021 Financial Statements reflect accruals in accordance with IFRS for all current Taxes of the Company and any Company Subsidiary that are unpaid or payable as of December 31, 2021 (except for any inaccuracies that are not material), and neither the Company nor any Company Subsidiary has incurred any liability for Taxes since December 31, 2021 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

5.28 Environmental Laws

(a) Except as set forth in Schedule 5.28, neither the Company nor any Company Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Company Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Company Subsidiary under any Environmental Laws.

5.29 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Parent, Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.30 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

5.31 Directors and Officers. Schedule 5.31 sets forth a true, correct and complete list of all directors and officers of the Company and of each Company Subsidiary.

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5.32 International Trade Matters; Anti-Bribery Compliance.

(a) Except as set forth in Schedule 5.32(a), the Company, any Company Subsidiary, and to the knowledge of the Company, each of its officers, directors, managers, employees, agents, subcontractors and vendors and other Persons acting on behalf of the Company (i) are, and have been since January 1, 2021, in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. Except as set forth in Schedule 5.32(a), there are and have since January 1, 2021 been no pending or, to the knowledge of the Company, threatened, Actions against the Company related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws.

(b) Neither the Company, nor any Company Subsidiary, nor any Principal Owner, nor any officer or director of the Company or any Company Subsidiary, nor to the knowledge of the Company, any of its or any Company Subsidiary’s managers, employees, agents, subcontractors and vendors and other Persons acting on its or their behalf (i) is, or has since January 1, 2018, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions Laws or International Trade Laws, or (iii) otherwise in violation of, any Sanctions Laws or International Trade Laws.

5.33 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.34 Insurance.

(a) Schedule 5.34(a) sets forth, (a) with respect to each material insurance policy under which the Company or a Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, and (b) the Company’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Parent.

(b) With respect to each such insurance policy required to be listed on Schedule 5.34(a): (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the date hereof, to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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5.35 Affiliate Transactions

(a) Except as set forth on Schedule 5.35, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital share or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each such transaction, agreement, arrangement, understanding, an “Affiliate Transaction”); and, to the knowledge of the Company, each Affiliate Transaction Contract (i) is an arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Company Subsidiary.

(b) None of the Shareholders or Principal Owners, nor any of their Affiliates, own or have any rights in or to any of the material Assets, properties or rights used by the Company.

5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts

(i) The Company and each Company Subsidiary, and, to the knowledge of the Company, the Company’s and each Company Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and except as set forth in Schedule 5.36, have been at all times since January 1, 2021, in compliance in all material respects with all applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any Company Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Company Subsidiary (including, to the knowledge of the Company, by any agent, subcontractor or vendor of the Company or any Company Subsidiary); and

(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Company Subsidiary (including by any agent, subcontractor or vendor of the Company or any Company Subsidiary).

5.37 Intentionally Omitted.

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5.38 Compliance with Specified Food & Drug Laws.

(a) Except as set forth in Schedule 5.38(a), the Company and each Company Subsidiary is, and has been, since January 1, 2019, in substantial compliance with all applicable Specified Food & Drug Laws, governing the manufacture, testing, labeling, advertising, importation, exportation, distribution or sale of foods, dietary supplements, drugs, or any other Company Product however classified.

(b) Except as set forth in Schedule 5.38(b), to the knowledge of the Company, each Company Product, and each ingredient thereof in the amount or concentration in which it is present, is safe for its labeled and intended uses as required by applicable Specified Food & Drug Laws.

(c) Except as set forth in Schedule 5.38(c), to the knowledge of the Company, all labeling and advertising claims made for each Company Product are truthful and not misleading; and no Company Product is intended, or has been intended, since January 1, 2019, to be labeled, advertised, marketed, or otherwise promoted directly in any manner or in any medium for use in connection with the diagnosis, cure, mitigation, treatment or prevention of any disease or medical condition under applicable Specified Food & Drug Laws.

5.39 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of the Shareholders.

5.40 The Reorganization. As of the Reorganization Date, all documents required to effectuate the Reorganization have been executed; all such documents have been filed with all appropriate Governmental Authorities; all Governmental consents and Permits required to finalize the Reorganization have been obtained; and all non-governmental third party consents required to effectuate the Reorganization have been executed and received by the Company. All entities that were engaged in the Business prior to the Reorganization Date are, as of the Reorganization Date and as of the Signing Date, direct or indirect subsidiaries of the Company.

5.41 Related Information. The Company has provided to the Parent Parties to facilitate due diligence all and complete information with regards to each representations or warranties in Article V and such information, taken as a whole with respect to each representation or warranty, did not or does not (as applicable) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.42 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and, to the extent of the foregoing limitations, the Parent Parties shall rely on their own examination and investigation thereof. None of the Company’s Affiliates (except for the Shareholders and the Principal Owners) or any of their respective directors, officers, employees, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.

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Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in the Parent SEC Documents or as set forth in the disclosure schedules delivered by the Parent Parties to the Company, the Shareholders and the Principal Owners simultaneously with the execution of this Agreement, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article VI shall only refer to the section or subsection being referenced.

6.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Parent Shareholder Approval and the authorization and approval of this Agreement, Reincorporation Merger and the Acquisition Merger. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws (including, without limitation, (i) the filing of the CRPM, the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act and (ii) the SEC or Nasdaq approval required to consummate the transactions contemplated hereunder), neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

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6.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement and any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of any Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The shares issued as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

6.7 Capitalization.

(a) Parent. The authorized share capital of the Parent is $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 each, of which 4,435,959 Parent Ordinary Shares are issued and outstanding as of the date hereof. A total of 4,894,285 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser. Upon the execution of this Agreement, the authorized share capital of the Purchaser will be $50,000 divided into 500,000,000 Purchaser Ordinary Shares, of which one (1) Purchaser Ordinary Share will be issued and outstanding as of such time and held by Parent. No other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(c) Merger Sub. Upon the execution of this Agreement, the authorized share capital of the Merger Sub will be $50,000 divided into 50,000 ordinary shares of par value $1.00 each (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding as of such time and held by Purchaser. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Documents). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9 Trust Fund. As of December 8, 2022, Parent has approximately $21,396,432 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by American Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account, except to the extent that Parent may convert all of the assets held in the Trust Account into cash provided that Parent does not consummate an initial business combination within the time prescribed in the Prospectus. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since November 17, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, the Parent Parties shall have no further obligation under either the Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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6.10 Listing. As of the date hereof, the Parent Ordinary Shares, Parent Units, Parent Rights and Parent Warrants are listed on the Nasdaq Stock Market, with trading symbols “KACL”, “KACLU”, “KACLR” and “KACLW”, respectively.

6.11 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 11 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 11(b) of the Exchange Act.

6.12 No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares to facilitate the sale or resale of the Parent Ordinary Shares or affect the price at which the Parent Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices.

6.13 Board Approval. Each of Parent’s and Purchaser’s board of directors (including any required committee or subgroup of such boards) and the sole director of Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (iii) solely with respect to Parent’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

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6.14 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Financial Statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of Parent; (ii) were prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Parent with respect to the periods then ended.

(c) Schedule 6.14(c) accurately reflects in all material respects the outstanding Indebtedness of the Parent Parties as of the date thereof and a reasonable estimate of costs and expenses in connection with the transactions contemplated in this Agreement and other operating expenses as of the Closing in conformity with its existing engagements with counsel, advisor, accountant and other service providers. Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in the Parent Parties Financial Statements.

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6.15 Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority.

6.17 Anti-Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no Action involving the Parent Parties with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.18 Sanctions Laws. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties), since January 1, 2021, (i) is, or has, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions Laws or International Trade Laws, or (iii) otherwise in violation of, any Sanctions Laws or International Trade Laws.

6.19 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.20 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction; (ix) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) Parent is not aware of any fact or circumstance, nor has Parent taken or agreed to take any action, that would reasonably be expected to prevent or impede the Reincorporation Merger or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Parent Parties Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Parent and any Parent Subsidiary that are unpaid or payable as of December 31, 2021 (except for any inaccuracies that are not material), and neither Parent nor any Parent Subsidiary has incurred any liability for Taxes since January 1, 2022 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

Article VII

COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, except as set forth on Schedule 7.1, each Party shall, and the Company shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the written consent of all parties (which shall not be unreasonably withheld), the Company (on its behalf and on behalf of any Subsidiary) and each Parent Party agrees that it shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

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(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $450,000 (individually or in the aggregate), except in the ordinary course of business consistent with past practice;

(iii) enter into any contract, agreement, license or, commitment, which obligates the payment of more than $450,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of $450,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $450,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder or Principal Owner (other than, in the case of any Principal Owner who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) (A) authorize any salary increase for any employee who is a Principal Owner , or (B) authorize any salary increase of more than 25% for any other employee who is making an annual salary equal to or greater than $200,000 in the aggregate on an annual basis;

(viii) obtain or incur any loan or other Indebtedness exceeding US$2 million, except for trade payables in the ordinary course of business consistent with past practice;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) merge or consolidate with or be acquired by any other Person; or acquire the business or substantially all assets any other Person at a transaction value exceeding US$2 million;

(xi) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, other than a redemption of Parent Ordinary Shares in connection with the exercise of any Parent Shareholder Redemption Right by any shareholder of the Parent, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

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(xiv) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or

(xv) undertake any legally binding obligation to do any of the foregoing.

(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or any of the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Parties acknowledge that:

(i) Parent’s shareholders and the Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Registration Statement on Form F-4 which will contain a Proxy Statement/Prospectus (as defined in Section 9.5);

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(ii) the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c) The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders and Principal Owners as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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7.5 Financial Information. The Company shall use its best efforts to deliver to the Parent Parties, as soon as practicable but no later than January 31, 2023, the audited consolidated balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2021 (if applicable, as adjusted to reflect the Reorganization on a pro forma basis, the “Audited 2021 Financial Statements”); and the Company shall use its best efforts to deliver to the Parent Parties, as soon as practicable but no later than May 31, 2023, the audited consolidated balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ending December 31, 2022 (if applicable, as adjusted to reflect the Reorganization on a pro forma basis, the “Audited 2022 Financial Statements”). The Audited 2021 Financial Statements and Audited 2022 Financial Statements, when delivered to the Parent Company, shall give a true and fair view of the financial position of the Company as of the dates thereof and the results of operations of the Company for the financial year then ended in accordance with its applicable accounting standards applied on a consistent basis in all material respects. The Company will provide additional financial information as required by law for inclusion in any filings to be made by the Parent Parties with the SEC, including, without limitation, any required unaudited interim financial statements. If deemed reasonably necessary and requested by the Parent Parties, the Company shall use its reasonable efforts to cause such information to be reviewed or audited by the Company’s auditors. The Audited 2021 Financial Statements and the Audited 2022 Financial Statements (i) shall be prepared from the Books and Records of the Company; (ii) shall be prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) shall contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial position as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) shall contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2021 Financial Statements and the Audited 2022 Financial Statements shall be prepared in accordance with all applicable IFRSs issued by the IASB, which collective term includes all applicable individual IFRSs, IASs and Interpretations issued by the IASB. The Audited 2021 Financial Statements and the Audited 2022 Financial Statements shall be in accordance with all applicable requirements of the PCAOB.

7.6 Trust Account. The Company acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to public shareholders of Parent who shall have validly redeemed their Parent Ordinary Shares upon acceptance by Parent of such Parent Ordinary Shares at the Closing, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) reimbursement of all reasonable and documented out-of-pocket costs and expenses of the Company and of the Parent Parties solely in connection with the transactions contemplated in this Agreement (excluding for these purposes any costs and expenses relating to the Reorganization) to the Company and the Parent Parties, respectively, and (v) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties and the Company, as applicable (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties and the Company, as applicable in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties and the Company, as applicable, to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b) For the benefit of the Parent Parties’ director and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 250% of the amount of per annum Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). For purpose of this Agreement, the purchase of such Purchaser D&O Tail Insurance shall be treated as an expense of the Parent Parties which is to be reimbursed pursuant to Section 7.6(iv) hereof. If obtained, the Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and to cause the Surviving Corporation to honor all obligations thereunder.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(c) an annual premium amount in excess of $500,000. If obtained, the Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder.

(d) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the Parent Parties and to the Company with the individuals elected as executive officers and members of the board of directors of the PubCo as of the Closing, which indemnification agreements shall continue to be effective following the Closing.

7.8 Notice of Changes. The Parent Parties, on the one hand, and the Company, on the other, shall give prompt written notice to the other Parties of (a) any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(b) would not be satisfied, (b) any breach of any covenant or agreement of such Party contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

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Article VIII

COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each required third party consent to the transactions contemplated by this Agreement as promptly as practicable hereafter.

8.3 Lender Consent for Reorganization. From and after the date hereof, the Company shall use commercial best efforts to obtain the consent of the Facilities Lenders as required under the Facilities Agreements for the Reorganization. In the event that a Facilities Lender refuses to grant the consent, the Company shall promptly settle the full outstanding amount due under the Facilities Agreement in full, including any associated penalties and costs in accordance with the terms and conditions of such Facilities Agreement.

Article IX

ADDITIONAL COVENANTS OF ALL PARTIES HERETO

The parties hereto further covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) Parent and Purchaser hereto shall use their reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for such intended Tax treatment. The parties hereto shall use their reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.

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(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Reincorporation Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Reincorporation Merger and the Acquisition Merger), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority in connection with an audit.

(c) [Intentionally Omitted]

(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

9.3 Settlement of the Parent Parties’ Transaction Expenses. Concurrently with the Closing, all outstanding Liabilities of the Parent Parties that have incurred from reasonable and documented out-of-pocket costs or expenses in connection with the transaction contemplated in this Agreement and all outstanding reasonable and documented out out-of-pocket costs or expenses of the Parent Parties incurring in connection with the transaction contemplated in this Agreement shall be settled and paid in full by the Surviving Corporation, including reimbursement of reasonable and documented out-of-pocket expenses reasonably incurred by any Parent Party or any of their officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination by the Parent Parties, and in connection with the transactions contemplated by this Agreement.

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9.4 Compliance with SPAC Agreements. The Company and Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of December 13, 2021 by and between Parent and the investors named therein, except to the extent any such agreement is modified by virtue of this Agreement.

9.5 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent as well as a prospectus for the offering of PubCo Ordinary Shares and PubCo Warrants to the Parent’s shareholders and the Merger Consideration Shares to the Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated December 13, 2021 (File No. 333-259031, the “Prospectus”) to exercise their Parent Shareholder Redemption Rights in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Acquisition Merger, by the Parent’s shareholders in accordance with Parent’s Organizational Documents, the Cayman Companies Act (as applicable) and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of PubCo substantially in the form attached hereto as Exhibit F, (iii) election of the directors of the PubCo as set forth in Section 3.3 of this Agreement, (iv) approval of an incentive plan for the employees of PubCo to be effective as of the Closing and substantially in the form attached hereto as Exhibit G and (v) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger and the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”). In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s organizational documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

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(b) Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent.

(c) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Parent Parties’ Organizational Documents and the Company Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

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(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent Parties’ Organizational Documents.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus.

9.7 Promissory Notes. The Parent and the Sponsor shall cause all promissory notes issued and to be issued to the Sponsor to be settled at the Closing by their conversion into PubCo Ordinary Shares at $10.10 per share.

Article X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

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(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been made or obtained.

(d) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement/Prospectus and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent Parties’ Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Shareholder Approval”).

(f) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

(g) Any required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(h) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets.

10.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the Company Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article V (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Company’s Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Fundamental Representations shall be true and correct except for de minimis inaccuracies.

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(c) The Company has received the Requisite Company Vote.

(d) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(e) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(f) The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s Shareholders authorizing this Agreement and the transactions contemplated hereby, and (iii) a recent certificate of good standing of the Company as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Cayman Registrar.

(g) The Parent Parties shall have received a duly executed opinion from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties, addressed to the Purchaser and dated as of the Closing Date.

(h) The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(i) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(j) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Parent Parties shall have duly performed all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

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(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Parent Parties’ Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all such Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) The Company shall have received a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Parent from the Cayman Registrar.

(f) The Company shall have received duly executed opinions from Purchaser’s Cayman Islands counselin form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

(g) Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(h) From the date hereof until the Closing, the Parent Parties shall have been in material compliance with the reporting requirement under the Securities Act and the Exchange Act, as applicable to the Parent Parties.

(i) Purchaser shall remain listed on Nasdaq and the additional listing application for the shares issued as Merger Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

Article XI

SURVIVAL AND INDEMNIFICATION

11.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) claims for indemnification made pursuant to this Article XI, or (c) in the Case of Fraud. Fraud claims shall survive the Closing for the applicable statute(s) of limitations.

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11.2 Indemnification of the Purchaser. Subject to the terms and conditions of this Article XI, from the Closing until the Expiration Date, the Shareholders will jointly and severally, solely out of the Holdback Shares, indemnify, without duplication, defend and hold harmless the Parent Parties, their respective Affiliates, officers, directors, managers, employees, successors (each, with respect to any claim made pursuant to this Article XI, an “Indemnified Party”) from and against any and all losses, actions, Orders, liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company, the Shareholders and/or the Principal Owners set forth in this Agreement or in any certificate or Additional Agreement delivered by the Company pursuant to this Agreement; or (b) the breach of any covenant or agreement on the part of the Company, the Shareholders and/or the Principal Owners.

11.3 Limitations on Indemnification.

(a) Any indemnification claims by the Indemnified Party pursuant to Section 11.2 shall be paid with the Holdback Shares. With respect to any such indemnification payment, for purpose of determining the indemnification payment, the Holdback Shares shall be valued at $10.10 per share, regardless of the trading price of the Holdback Shares at the time that the indemnification claim is finally determined in accordance with this Article XI.

(b) Except in the case of Fraud by the Company, the Shareholders and/or the Principal Owners, the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article XI shall be made only by transfer of Holdback Shares to the Indemnified Parties, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Holdback Shares shall be fully released and transferred, such indemnity obligations shall terminate. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article XI, PubCo shall retain a number of Holdback Shares, valued at $10.10 per share, equal to the amount of such indemnification claim (as determined in accordance with this Article XI).

(c) In the event Parent Parties proceed with the Closing notwithstanding actual knowledge by Parent Parties or any Affiliate of Parent Parties at or prior to the Closing (as evidenced in a writing, either from the Company to Parent Parties or from Parent Parties to the Company) of any breach by the Company, the Shareholders and/or the Principal Owners of any representation, warranty, covenant or agreement in Article V or in any certificate or Additional Agreement delivered by the Company pursuant hereto, no Indemnified Party shall have any claim or recourse against the Shareholders or the Holdback Shares with respect to such breach, under this Article XI or otherwise.

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(d) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value changes measured as a multiple of earnings, revenue or by any other similar performance metric, (including loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim (as defined below).

(e) No investigation or knowledge by an Indemnified Party, or its representatives of a breach of a representation, warranty, covenant or agreement of the Company, the Shareholders and/or the Principal Owners shall affect the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article XI, with respect thereto.

(f) Any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses, and the Indemnified Parties shall use reasonable and diligent efforts to realize such benefits, proceeds, payments or reimbursements.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

(h) Notwithstanding anything to the contrary, the Indemnified Parties shall be deemed not to have suffered any Losses (whether in contract, tort or otherwise) to the extent that such Losses (i) are accrued, provided or reserved for, or otherwise reflected or taken into account in, the Financial Statements, or (ii) arise out of changes after the Closing Date in accounting principles or applicable Laws, rules or regulations or interpretations thereof.

11.4 Indemnification Procedures.

(a) The Indemnified Parties may designate a representative from time to time (the “Indemnified Party Representative”), who shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article XI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Parent Parties hereby appoint Joseph Lee as their Indemnified Party Representative. Either Shareholder Representative shall act as the Indemnified Party Representative. Each Indemnified Party Representative shall also act for the applicable Party in its capacity as an Indemnifying Party (each, an “Indemnifying Party Representative”). Each such representative has the sole right to act on behalf of the Indemnified Parties and the Indemnifying Parties, as the case may be, with respect to any indemnification claims made pursuant to this Article XI, including the giving and receiving of any notices in connection with any claim for indemnification under this Agreement.

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(b) In order to make a claim for indemnification hereunder, the Indemnified Party Representative must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party Representative, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party Representative may thereafter in good faith adjust the amount of Losses with respect to the claim to reflect additional information obtained after the date of the initial Claim Notice by providing a revised Claim Notice to the Indemnifying Party Representative).

(c) In the case of any claim for indemnification under this Article XI arising from a claim of any third party (a “Third Party Claim”), the Indemnified Party Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party Representative promptly (but in no event later than five (5) Business Days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will have the right, at its sole option and upon notice thereof to the Indemnified Party, to (i) participate in the defense of any such Third Party Claim and (ii) control, defend against, negotiate, settle or otherwise deal with any such Third Party Claim, and be represented by counsel selected by the Indemnifying Party, unless such Third Party Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnifying Party. If the Indemnifying Party Representative assumes the defense of such Third-Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party Representative of its intent to do so, and the Indemnified Parties will cooperate in the defense, negotiation and settlement of any such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available (without charge) at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third-Party Claim. If the Indemnifying Party Representative elects not to, or at any time is not entitled under this Section 11.4(c) to, settle or defend such Third-Party Claim, fails to notify the Indemnified Party Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party shall defend against, negotiate, settle or otherwise deal with such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Indemnified Party Representative without the prior written consent of the Indemnifying Party Representative (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Indemnifying Party may (1) settle or compromise any Third Party Claim or (2) permit a default or consent to entry of any judgment (x) without the consent of the Indemnified Party if such settlement or resolution is solely for money damages which are fully compensated from the Holdback Shares and the Indemnified Party is not required to admit guilt or liability relating to such matter and (y) with the consent of the Indemnified Party in all other cases, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party Representative will have the right, at its sole expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense.

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(d) With respect to any direct indemnification claim that is not a Third-Party Claim, the Indemnifying Party Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party Representative does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article XI and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnifying Party will be free to pursue such remedies as may be available under this Agreement, any Additional Agreements or applicable Law.

11.5 Indemnification Payments. Subject to the last sentence of this Section 11.5, any indemnification obligation of the Indemnifying Party under this Article XI will be settled solely through delivery to the Indemnified Party such number of Holdback Shares that are equal in value to the finally determined amount of indemnification determined, with each such share valued at $10.10. Within five (5) Business Days after the final determination of such obligation in accordance with Section 11.4, PubCo and the Shareholder Representative will provide or cause to be provided to PubCo any written instructions or other information or documents required by PubCo, which shall disburse and transfer such number of Holdback Shares Indemnified Party, and in no event shall the Indemnifying Party be required to pay or reimburse with cash or any other assets; provided, however, that, at the election of the Indemnifying Party, such it may satisfy its several indemnification obligation through the payment of cash to the Indemnified Party.

11.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud, or claims under any Additional Agreements, indemnification pursuant to this Article XI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof. Except with respect to Fraud, no Indemnified Party will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, it being agreed that all of such other remedies, entitlements or recourse are expressly waived and released by the Parties to the fullest extent permitted by applicable law.

11.7 Additional Obligations. The indemnification obligations in this Article XI are exclusive of, separate from and in addition to the obligations of the Principal Owners and the Shareholders set forth in Section 4.6 (as to Excess Cash).

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Article XII

TERMINATION

12.1 Termination. This Agreement may be terminated and the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Parent:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) by any of the Parent Parties, if (i) any of the representations or warranties of the Company set forth in Article V shall have become materially untrue or materially inaccurate, or if there has been a material breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Parent Parties), in each case such that the conditions to Closing set forth in either Section 10.2(a) or Section 10.2(b) would not be satisfied and (ii) inaccuracy of the representations or warranties of the Company, or the breach or breaches is incapable of being cured or is not cured (or waived by the Parent Parties) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Company and such inaccuracy or breach or breaches have a Material Adverse Effect; provided, however. that the Parent Parties shall not have the right to terminate this Agreement pursuant to this Section 12.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by the Company, if (i) any of the representations or warranties of any Parent Party set forth in Article VI shall have become materially untrue or materially inaccurate, or if there has been a material breach by any Parent Party of any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Company), in each case such that the conditions to Closing set forth in Section 10.3 would not be satisfied and (ii) inaccuracy of the of the representations or warranties of any Parent Party, or the breach or breaches is incapable of being cured or is not cured (or waived by the Company) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Parent Parties and such inaccuracy or breach or breaches have a Material Adverse Effect; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by either the Company or any Parent Party:

(i) on or after September 30, 2023 (the “Outside Date”), if the Acquisition Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(d)(i) shall not be available to a Party if the failure of the Acquisition Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

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(iii) if any of the Parent Party Shareholder Approval Matters shall fail to receive the Required Parent Shareholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(e) by the Parent Parties, in the event that either (i) the Audited 2021 Financial Statements have not been delivered to them on or before January 31, 2023 or (ii) the Audited 2021 Financial Statements have not been delivered to them on or before May 31, 2023.

12.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 12.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of this Section 12.2 and Article XIII) without Liability of any party to any other party, provided, that in the event of termination pursuant to Section 12.1(b) or Section,12.1(c), termination will not relieve a party from any Liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such party prior to the termination, provided, further, subject to Article XI and except for Fraud, such Liability shall be limited to $500,000 to the fullest extent permitted by applicable law.

Article XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

Wellous Group Limited No 1-1B, Jalan Tasik Utama 3,

Medan Niaga Tasik Damai,

Lake Field Sungai Besi,

57000 Kuala Lumpur, Malaysia.

Attention: Henry Chin

Wee Kuan Tan
Email: henrychin@wellous.com

andytan@wellous.com

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with a copy to (which shall not constitute notice):

Robinson + Cole LLP

666 Third Avenue, 20th Floor

Attention: Arila E. Zhou, Esq.

Email: azhou@rc.com

if to any Parent Party:

Kairous Acquisition Corp. Limited
Unit 9-3, Oval Tower @ Damansara,

No. 685, Jalan Damansara,

60000 Taman Tun Dr. Ismail,

Kuala Lumpur, Malaysia

Attn: Joseph Lee
Email: joseph@kairous.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Lawrence Venick, Esq.
Email: lvenick@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

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(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth herein.

13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.6 Expenses. Except as otherwise expressly set forth herein, each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

13.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

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13.9 Waiver of Jury Trial.

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

13.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

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13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by Parent.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedules.

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(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge of the Company” or similar terms shall be deemed to include the actual knowledge of the Shareholders and of Wee Kuan Tan, Henry Chin, Lee Koon Tan, and Pei Gaik Ang, Jorrine, in each instance after due inquiry.

13.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.17 Waiver. Reference is made to the Prospectus. The Company and the Shareholders have read the Prospectus and understand that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

KAIROUS ACQUISITION CORP. LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	CEO

Purchaser:

KAC MERGER SUB 1

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	CEO

Merger Sub:

KAC MERGER SUB 2

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

WELLOUS GROUP LIMITED

By:	/s/ Tan Wee Kuan
Name:	Tan Wee Kuan
Title:	Director

/s/ Tan Wee Kuan
Tan Wee Kuan

/s/ Henry Chin
Henry Chin

J.HARVESTON HOLDING LIMITED

By:	/s/ Tan Wee Kuan
Name:	Tan Wee Kuan
Title:	Director

DRAGON DEN HOLDING LIMITED

By:	/s/ Henry Chin	/s/ Tan Wee Kuan
Name:	Henry Chin	Tan Wee Kuan
Title:	Director	Director

SHAREE HOLDING LIMITED

By:	/s/ Henry Chin
Name:	Henry Chin
Title:	Director

LIST OF APPENDICES, SCHEDULES AND EXHIBITS

Appendix A	Earnout Threshold

Schedule A	Company Share Ownership; Merger Consideration

Exhibit A	Form of Shareholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Charter Documents of PubCo
Exhibit G	Incentive Plan of Pubco

APPENDIX A – EARNOUT

The Earnout shall consist of three contingent performance targets: (1) share price performance (“Share Price Performance”), (2) Net Profit After Tax (“Profit Performance”) and (3) Market Capitalization in three tranches.

The Earnout shall be in effect from the Closing Date through December 31, 2027 (“Earnout Period”).

Tranche 1: 1,800,000 PubCo Ordinary Shares (the “Tranche 1 Shares”)

The Tranche 1 Shares will be paid to the Shareholders if either of the following three events occurs:

(a) If the weighted average price (the “VWAP”) of the PubCo Ordinary Shares as reported exceeds $13.00 per share for any twenty trading days within any period of thirty consecutive trading days on which the PubCo Ordinary Shares are publicly traded;

(b) If in any fiscal year from 2023 to 2027, PubCo’s Net Profit After Tax exceeds $12,500,000; or

(c) If the Market Capitalization of the PubCo Ordinary Shares as reported exceeds $395,000,000 for any twenty trading days within any period of thirty consecutive trading days on which the PubCo Ordinary Shares are publicly traded.

Tranche 2: 1,800,000 PubCo Ordinary Shares (the “Tranche 2 Shares”)

The Tranche 2 Shares will be paid to the Shareholders if either of the following three events occurs:

(a) If the VWAP of the PubCo Ordinary Shares as reported exceeds $16.00 per share for any twenty trading days within any period of thirty consecutive trading days on the applicable exchange or market that the PubCo Ordinary Shares are publicly traded;

(b) If in any fiscal year from 2023 to 2027, PubCo’s Net Profit After Tax exceeds $15,600,000; or

(c) If the Market Capitalization of the PubCo Ordinary Shares as reported exceeds $520,000,000 for any twenty trading days within any period of thirty consecutive trading days on which the PubCo Ordinary Shares are publicly traded.

Tranche 3: 1,800,000 PubCo Ordinary Shares (the “Tranche 3 Shares”)

The Tranche 3 Shares will be paid to the Shareholders if either of the following three events occurs:

(a) If the VWAP of the PubCo Ordinary Shares as reported exceeds $18.00 per share for any twenty trading days within any period of thirty consecutive trading days on the applicable exchange or market the PubCo Ordinary Shares are publicly traded;

(b) If in any fiscal year from 2023 to 2027, PubCo’s Net Profit After Tax exceeds $19,500,000; or

(c) If the Market Capitalization of the PubCo Ordinary Shares as reported exceeds $620,000,000 for any twenty trading days within any period of thirty consecutive trading days on which the PubCo Ordinary Shares are publicly traded.

Each Tranche payment may be made only once; but more than one tranche can be achieved in any year. For example, if the VWAP of the PubCo Ordinary Shares exceeds $18.00 per share for any twenty trading days within any period of thirty consecutive trading days, then all Earnout Shares shall be payable.

“VWAP” is determined by the following equation:

VWAP = ∑(amount of shares bought x share price)/total shares bought that day.

“Market Capitalization” means the product of (i) the total number of outstanding PubCo Ordinary Shares (as reported in PubCo’s then most recent SEC filing) multiplied by (ii) the closing price of the PubCo Ordinary Shares on each day of any applicable measuring period.

The targets for Share Price Performance shall be adjusted for any share consolidation, reverse share split, recapitalization or other similar event. Earnout Shares paid for Share Price Performance shall be issued no later than 45 days after a target has been achieved.

“Net Profit After Tax” means the net after tax profit of PubCo, in accordance with IFRS and consistently applied over the Earnout Period, as shown on its annual audited financial statements for each fiscal year. Earnout Shares paid for Profit Performance shall be issued no later than 45 days after PubCo’s receipt of executed audit report issued by its independent auditor.

SCHEDULE A

Part 1 – Shareholders of the Company as of the date of this Agreement

Name of Shareholders	Number of Company Ordinary Shares	Shares Ownership Percentage
J.Harveston Holding Limited	252,547	45%
Sharee Holding Limited	252,547	45%
Dragon Den Holding Limited	56,122	10%
Total	561,216	100.00%

Part 2 – Shareholders of the Company as of the Closing Date

Name of Shareholder	Number of Company Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares	Holdback Shares
J.Harveston Holding Limited	252,547	45%	11,909,406	120,297
Sharee Holding Limited	252,547	45%	11,909,406	120,297
Dragon Den Holding Limited	56,122	10%	2,646,535	26,733

Total	561,216	100.00%	26,465,347	267,327